                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        Houston Industries Incorporated
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                          --Enter Company Name Here--
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Notes:

                                      LOGO
[LOGO OF HOUSTON INDUSTRIES APPEARS HERE]


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 9, 1997
                              AND PROXY STATEMENT

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
Notice of Annual Meeting
Proxy Statement
  Voting of Shares........................................................   1
  Election of Directors...................................................   2
  Nominees................................................................   2
  Continuing Directors....................................................   4
  Organization of the Board of Directors..................................   5
  Compensation of Directors...............................................   6
  Securities Ownership of Certain Beneficial Owners.......................   7
  Securities Ownership of Management......................................   8
  Executive Compensation..................................................   9
  Retirement Plans, Related Benefits and Other Agreements.................  12
  Report of the Compensation Committee on Executive Compensation..........  16
  Shareholder Return Performance Graph....................................  21
  Proposal to Amend the Company's 1994 Long-Term Incentive Compensation
   Plan...................................................................  22
  Ratification of Appointment of Independent Accountants and Auditors.....  28
  Other Matters...........................................................  28
  Shareholder Proposals for 1998 Annual Meeting of Shareholders...........  28
  Director Nominations for 1998 Annual Meeting of Shareholders............  28
  Annual Report to Shareholders...........................................  29
  Exhibit A--Amendment to the 1994 Houston Industries Incorporated Long-
   Term Incentive Compensation Plan....................................... A-1
Appendix A--1996 Financial Statements

                                     LOGO
[LOGO OF HOUSTON INDUSTRIES APPEARS HERE]

                     1111 Louisiana, Houston, Texas 77002

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 9, 1997
                              AND PROXY STATEMENT

To the Shareholders:

  The Annual Meeting of Shareholders of Houston Industries Incorporated will be held in the AUDITORIUM OF HOUSTON INDUSTRIES PLAZA, 1111 LOUISIANA, HOUSTON, TEXAS, at 9:00 a.m., Central Daylight Time, on Friday, May 9, 1997, for the following purposes:

    1. To elect directors to hold office in accordance with the Amended and Restated Bylaws of the Company;

    2. To consider and vote on a proposal to amend the 1994 Houston Industries Incorporated Long-Term Incentive Compensation Plan to include provisions relating to performance-based compensation necessary to satisfy requirements under Section 162(m) of the Internal Revenue Code and increase the number of shares of Common Stock subject to the Plan by four million;

    3. To ratify the appointment of Deloitte & Touche LLP as independent accountants and auditors for the Company for 1997; and

    4. To transact such other business that may properly come before the meeting, or any adjournments thereof.

  Only shareholders of record at the close of business on March 10, 1997 are entitled to notice of, and to vote at, the meeting.

  All shareholders are cordially invited and urged to attend the meeting. EVEN IF YOU PLAN TO ATTEND THE MEETING, YOU ARE STILL REQUESTED TO SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ADDRESSED ENVELOPE. If you attend, you may vote in person if you wish, even though you have sent in your proxy.

                                          By order of the Board of Directors,

                                          LOGO
                                          /S/ HUGH RICE KELLY
                                          Hugh Rice Kelly
                                          Corporate Secretary

March 31, 1997

                        HOUSTON INDUSTRIES INCORPORATED

                     1111 Louisiana, Houston, Texas 77002
                                (713) 207-3000

                                PROXY STATEMENT

  On or about March 31, 1997, Houston Industries Incorporated (Company) began mailing this proxy statement and the accompanying proxy card to shareholders entitled to vote at the Company's annual meeting of shareholders to be held on May 9, 1997 (Annual Meeting). The proxy statement and proxy card are being furnished in connection with the solicitation of proxies by the Company's Board of Directors for the Annual Meeting.

  The Company bears the expense of this solicitation. The Company has engaged Morrow & Co. to assist in the solicitation of proxies at a fee of approximately $9,500, plus expenses. The Company will also reimburse brokerage firms, nominees, fiduciaries, custodians and other agents for their expenses in distributing proxy material to the beneficial owners of the Company's common stock, without par value (Common Stock), in accordance with Securities and Exchange Commission (SEC) and New York Stock Exchange requirements. In addition, certain of the Company's directors, officers and employees may solicit proxies by telephone and personal contact.

                               VOTING OF SHARES

  As of March 10, 1997, the record date fixed by the Board of Directors for the determination of shareholders entitled to vote at the Annual Meeting, the Company had outstanding 246,793,389 shares of Common Stock. Common Stock is the only class of the Company's securities entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote.

  Shares represented by properly executed proxies received prior to the Annual Meeting will be voted as specified by the shareholders. If no specifications have been given in a proxy, the shares represented will be voted at the Annual Meeting or any adjournments thereof FOR Item 1 (election of the nominees for director), FOR Item 2 (approval of the proposal to amend the Company's 1994 Long-Term Incentive Compensation Plan), FOR Item 3 (ratification of the appointment of Deloitte & Touche LLP as independent accountants and auditors of the Company for 1997) and, in the discretion of the persons named in the proxy, on any other business that may properly come before the meeting.

  A proxy may be revoked by a shareholder at any time before it is voted at the Annual Meeting by (i) delivering written revocation to Mr. Robert E. Smith, Assistant Corporate Secretary, at the Company's address shown above,
(ii) submitting a subsequent proxy or (iii) voting in person at the meeting.

  Under Texas law and the Company's Amended and Restated Bylaws (Bylaws), the vote required for Item 1 (election of the nominees for director) is a plurality of the votes cast. The vote required for each of Items 2 and 3 (approval of the proposal to amend the Company's 1994 Long-Term Incentive Compensation Plan and ratification of independent accountants and auditors) is the affirmative vote of a majority of the shares of Common Stock voted for or against the matter (provided in the case of Item 2 that the total votes cast must also exceed 50% of the shares of Common Stock outstanding and entitled to vote on the matter). Abstentions and non-votes (shares held by brokers and other nominees or fiduciaries that are present at the meeting but not voted on a particular matter) on Items 2 and 3 do not count as voted for or against the matter and thus do not affect the determination of whether the requisite majority vote has been obtained.

                             ELECTION OF DIRECTORS

  The Company's Bylaws provide for a Board of Directors divided into three classes having staggered terms with each class as nearly equal in size as possible. Pursuant to the Company's Bylaws, the Board of Directors has set its size at fifteen members as of the date of the Annual Meeting if the closing of the merger (Merger) with NorAm Energy Corp. (NorAm) pursuant to the Agreement and Plan of Merger dated as of August 11, 1996, as amended, among the Company, its subsidiaries Houston Lighting & Power Company (HL&P) and HI Merger, Inc., and NorAm occurs prior to the date of the Annual Meeting. If the Merger does not close prior to the date of the Annual Meeting, the size of the Board will be set at eleven until such time as the closing occurs, when it will be automatically increased to fifteen without any further action of the Board of Directors. The current term of office of the directors in Class I expires at the Annual Meeting. The terms of office of directors in Class II and Class III will expire at the annual meetings of shareholders to be held in 1998 and 1999, respectively. At each annual meeting of shareholders, directors are elected to succeed those whose terms have expired. Each newly elected director serves for a three-year term.

  The Bylaws currently provide that no person is eligible to stand for re-election to the Board of Directors at the annual meeting of shareholders on or immediately following the tenth anniversary of such person's initial election or appointment to the Board of Directors unless such person was serving as a director of the Company as of April 1, 1992 or is an employee of the Company or any of its corporate affiliates. The Bylaws also provide that no person is eligible to serve as a director after the annual meeting of shareholders occurring on or after the first day of the month immediately following such person's seventieth birthday. The Bylaws specify that any vacancies created by such term limitations are to be filled by the shareholders at the appropriate annual meeting. In any case, each director will serve until his or her successor is duly elected and qualified unless he or she resigns, becomes disqualified or disabled or is removed. Messrs. Howard W. Horne and Jack T. Trotter will retire from the Board at the Annual Meeting, having served as a directors of the Company since 1978 and 1985, respectively.

                                   NOMINEES

  The nominees for Class I directors to serve three-year terms ending at the annual meeting in 2000 are current directors Messrs. Cruikshank and Hogan, Dr. Schilt and Ms. Deily. If the closing of the Merger occurs prior to the Annual Meeting, Mr. T. Milton Honea (who, together with Messrs. Robert C. Hanna, O. Holcombe Crosswell and Joseph M. Grant, are directors of NorAm that have been elected by the Company's shareholders as directors effective as of the effective time of the Merger) will also be a nominee for a three-year term ending at the annual meeting in 2000. If the closing of the Merger occurs after the Annual Meeting, Mr. Honea's election as a Class I director with a term expiring at the annual meeting in 2000 will be effective upon such closing. Unless authority to vote is withheld, the persons named in the accompanying proxy will vote shares represented by properly executed proxies for the election of the foregoing nominees as directors. If any nominee should become unavailable to serve on the Board of Directors, the persons named in the proxy may act with discretionary authority to vote the proxy for such other person, if any, as may be designated by the Board of Directors.

  The following sets forth certain information with respect to the business experience of each nominee during the past five years and certain other directorships held by each nominee. Unless otherwise indicated, each person has had the same principal occupation for at least five years.

CLASS I DIRECTORS--TERM EXPIRING 2000

  ROBERT J. CRUIKSHANK, age 66, has been a director since 1993. Mr. Cruikshank is primarily engaged in managing his personal investments in Houston, Texas. Prior to his retirement in 1993, he was a Senior Partner in the accounting firm of Deloitte & Touche. Mr. Cruikshank serves as a director of MAXXAM Inc., Kaiser Aluminum Corporation, Compass Bank--Houston, Texas Biotechnology Corporation and American Residential Services.

  LINNET F. DEILY, age 51, has been a director since 1993. Ms. Deily currently serves as Executive Vice President for Charles Schwab & Co., Inc. She previously served as Chairman, Chief Executive Officer and President of First Interstate Bank of Texas, N.A. until April 1996, having been Chairman since 1992, Chief Executive Officer since 1991 and President of First Interstate Bank of Texas since 1988.(1)

  LEE W. HOGAN, age 52, has been a director since 1995. Mr. Hogan is Executive Vice President of the Company, having served in that capacity since January 1997. Previously, he served as Senior Vice President of the Company, having served in that capacity since February 1996, and as Vice President of the Company and as President and Chief Operating Officer of Houston Industries Energy, Inc. (HI Energy), a subsidiary of the Company that engages primarily in the generation and distribution of electricity in foreign markets, having served in those capacities since 1993. From 1990 to 1993 he served as Group Vice President--External Affairs for HL&P. In January 1997, Mr. Hogan was appointed President and Chief Executive Officer of the HI Retail Energy Group, a newly created division of the Company.

  T. MILTON HONEA, age 63, has been Chief Executive Officer of NorAm since December 1992. He was Vice Chairman of the Board of NorAm from July through December 1992 and Executive Vice President of NorAm from October 1991 until July 1992.

  ALEXANDER F. SCHILT, PH.D., age 56, has been a director since 1992. Dr. Schilt is the President of the InterAmerican University Council for Economic and Social Development. He is currently on leave from the University of Houston where he served as Chancellor through August 1995. Prior to 1990, he was President of Eastern Washington University in Cheney and Spokane, Washington.
--------
(1) Wells Fargo Bank, as successor in interest to First Interstate Bank of Texas, N.A., and certain of its affiliates participate in various credit facilities with the Company, certain of its subsidiaries and other entities in which the Company has an ownership interest. Under these agreements, Wells Fargo and certain of its affiliates have maximum aggregate loans and loan commitments of approximately $56 million as of December 31, 1996.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES FOR DIRECTOR.

                             CONTINUING DIRECTORS

  The following sets forth certain information with respect to the members of Class II and Class III of the Company's Board of Directors whose current terms will continue after the Annual Meeting and the directors (Messrs. Hanna, Crosswell and Grant) who will be added to Classes II and III effective upon the closing of the Merger (regardless of whether it occurs before or after the Annual Meeting). Information is provided concerning the business experience of each continuing director during the past five years and certain other directorships held by each continuing director. Unless otherwise indicated, each person has had the same principal occupation for at least five years.

CLASS II DIRECTORS--TERM EXPIRING 1998

  MILTON CARROLL, age 46, has been a director since 1992. Mr. Carroll is Chairman, President and Chief Executive Officer of Instrument Products Inc., a manufacturer of oil field equipment, in Houston, Texas. He is a director of PanEnergy Corp., Seagull Energy Corporation, the Federal Reserve Bank of Dallas and Blue Cross and Blue Shield of Texas, Inc.

  JOHN T. CATER, age 61, has been a director since 1983. Mr. Cater is Chairman and a director of River Oaks Trust Company in Houston, Texas. He also serves as President and a director of Compass Bank. Until his retirement in 1990, Mr. Cater served as President, Chief Operating Officer and a director of MCorp, a Texas bank holding company. He served as a director of MCorp until July 1994.

  ROBERT C. HANNA, age 67, was President and Chief Executive Officer of Imperial Holly Corporation and Chairman of Holly Sugar Corporation prior to his retirement in September 1993 and was a director of Imperial Holly Corporation until July 1996. He currently serves as Chairman of the George Foundation.

  R. STEVE LETBETTER, age 48, has been a director since 1995. Mr. Letbetter is President and Chief Operating Officer of the Company, having served in that capacity since January 1997 and President and Chief Operating Officer of HL&P, having served in that capacity since 1993. He has served in various positions as an officer of HL&P since 1978 and as an officer of the Company since 1993, most recently as a Senior Vice President of the Company from 1996 to January 1997.

  BERTRAM WOLFE, Ph.D., age 69, has been a director since 1993. Prior to his retirement in 1992, Dr. Wolfe was Vice President and General Manager of General Electric Company's nuclear energy business in San Jose, California. From 1992 to 1995, he was on the nuclear advisory committee of Pennsylvania Power & Light and was a member of the international advisory committee of Concord Industries. Dr. Wolfe serves on the boards of directors of URENCO Inc. and URENCO Investments, Inc.

CLASS III DIRECTORS--TERM EXPIRING 1999

  JAMES A. BAKER, III, age 66, has been a director since 1996. Mr. Baker is currently a senior partner in the law firm of Baker & Botts, L.L.P. in Houston, Texas, Senior Counselor to The Carlyle Group, a merchant banking firm in Washington, D. C. and a director of Electronic Data Systems (EDS). He served as the U.S. Secretary of State from January 1989 through August 1992 and as White House Chief of Staff and Senior Counselor to President Bush from August 1992 to January 1993.(1)
--------
(1) Baker & Botts, L.L.P. provided legal services to the Company and its subsidiaries during 1996, for which it received approximately $10.2 million in legal fees, and it is also expected to provide legal services during 1997.

  RICHARD E. BALZHISER, PH.D., age 64, has been a director since 1996. Dr. Balzhiser is President Emeritus of the Electric Power Research Institute
(EPRI) in Palo Alto, California, a collaborative research and development organization funded by member electric utilities. Dr. Balzhiser joined EPRI in 1973 as Director of the Fossil Fuel Advanced Systems Division. He became Vice President of Research and Development in 1979 and Executive Vice President in 1987 and served as President and Chief Executive Officer from 1988 through August 1996.(2)

  O. HOLCOMBE CROSSWELL, age 55, is President of Griggs Corporation, a real estate and investment company in Houston, Texas.

  JOSEPH M. GRANT, age 57, is the Senior Vice President and Chief Financial Officer of EDS and has been with EDS since December 1990. He is on the Board of Directors of EDS, American Eagle Group, Incorporated and Heritage Media Corporation.

  DON D. JORDAN, age 64, has been a director of the Company since 1977 and of HL&P since 1974. Mr. Jordan is Chairman and Chief Executive Officer of the Company and Chairman and Chief Executive Officer of HL&P. He also serves as an advisory director of Texas Commerce Bank National Association and a director of BJ Services Company, Inc.

                    ORGANIZATION OF THE BOARD OF DIRECTORS

  The business of the Company is managed under the direction of the Board of Directors. Several committees established by the Board of Directors oversee specific matters affecting the Company, including an Executive and Nominating Committee, an Audit Committee, a Finance Committee, a Compensation Committee, a Nuclear Committee and other committees.

  THE EXECUTIVE AND NOMINATING COMMITTEE, currently composed of Messrs. Cater, Cruikshank, Horne, Jordan and Trotter, reviews management recommendations for organizational changes, provides consultation regarding duties of executive officers and recommends potential candidates for election to the Board of Directors. See "Director Nominations for 1998 Annual Meeting of Shareholders."

  THE AUDIT COMMITTEE is composed entirely of non-employee directors, currently Messrs. Carroll and Cruikshank and Dr. Schilt. The Audit Committee reviews the Company's accounting and financial practices and advises the Board of Directors of any needed changes in such practices, recommends to the Board of Directors the firm of independent public accountants to be engaged to examine the financial statements of the Company and its subsidiaries, reviews and approves the plan and scope of the independent public accountants' audit and non-audit services and related fees, reviews the Company's internal accounting controls, and has general responsibility for related matters.

  THE FINANCE COMMITTEE, currently composed of Messrs. Cater, Hogan, Horne, Jordan and Trotter and Ms. Deily, reviews management forecasts of the Company's financial needs and policies, acts on management recommendations concerning the Company's capital structure, amounts and sources of permanent financing, lines of credit, loan agreements and dividend policies and approves terms relevant to specific debt and equity offerings of the Company.
--------
(2) During 1996, the Company and HL&P paid a total of approximately $12.6 million in membership dues and related fees to EPRI. HL&P expects to pay approximately $9.2 million in dues to EPRI during 1997.

  THE COMPENSATION COMMITTEE is composed entirely of non-employee directors, currently Messrs. Cater, Cruikshank and Horne. Mr. Carroll also served on the Compensation Committee during 1996. The Compensation Committee makes recommendations to the Board of Directors concerning compensation and benefits for officers of the Company and reviews human resource programs regarding manpower forecasts and training. The Compensation Committee also monitors and, in certain cases, administers employee benefit plans.

  THE NUCLEAR COMMITTEE is currently composed entirely of non-employee directors, Drs. Balzhiser, Schilt and Wolfe. The Nuclear Committee reviews the activities of the Company and HL&P in all areas of nuclear development and operations, and reports to and makes recommendations to the Board of Directors on such matters as nuclear regulatory reports and licensing requirements, management evaluations of nuclear engineering, construction and operations progress and performance and monitoring of budgetary requirements.

  The Board of Directors of the Company held fourteen meetings during 1996. During 1996, the Executive and Nominating Committee met two times, the Audit Committee met three times, the Finance Committee met three times, the Compensation Committee met five times and the Nuclear Committee met six times. Other committees met an aggregate of five times. Each director attended at least 75% of the aggregate number of meetings of the Board of Directors and of committees on which he or she served.

                           COMPENSATION OF DIRECTORS

  Each non-employee director receives an annual retainer fee of $20,000, a fee of $1,000 for each board and committee meeting attended and 500 shares of Common Stock annually pursuant to the terms of the Company's Stock Plan for Outside Directors. Directors may defer all or part of their annual retainer fees and meeting fees under the Company's deferred compensation plan. The deferred compensation plan currently provides for accrual of interest on deferred director compensation at a rate equal to the average annual yield on Moody's Long-Term Corporate Bond Index plus two percentage points.

  Non-employee directors participate in a director benefits plan pursuant to which a director who serves at least one full year will receive an annual benefit in cash equal to the annual retainer payable in the year the director terminates service. Benefits under this plan will be payable to a director, commencing the January following the later of the director's termination of service or attainment of age 65, for a period equal to the number of full years of service of the director.

  Non-employee directors may also participate in the Company's executive life insurance plan described under "Retirement Plans, Related Benefits and Other Agreements." This plan provides split-dollar life insurance with a death benefit equal to six times the director's annual retainer with coverage continuing after termination of service as a director. The plan also permits the Company to provide for a tax reimbursement payment to make the directors whole for any imputed income recognized with respect to the term portion of the annual insurance premiums. Upon death, the Company will receive the balance of the insurance proceeds payable in excess of the specified death benefit which, by design, is expected to be at least sufficient to cover the Company's cumulative outlays to pay premiums and the after-tax cost to the Company of the tax reimbursement payments. Mr. Trotter, who does not participate in this plan, has a separate agreement with the Company providing for payment in the event of his death of a lump sum equal to eight times his final annual retainer. Because this amount is subject to taxation at distribution, it approximates on an after-tax basis the amount of the death benefit that would have been payable had he participated in the executive life insurance plan.

  Mr. Carroll entered into an agreement with the Company in January 1997 under which Mr. Carroll performs consulting services in connection with deregulation issues. He is compensated by the Company for these services at a rate of $20,000 per month. The agreement has a term of one year, subject to earlier termination by either party. Under a separate, now-terminated consulting agreement, Mr. Carroll was paid $60,000 in 1996 by HI Energy for services in connection with certain international activities.

               SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The table below sets forth certain information regarding each person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) who is known by the Company (based on February 1997 Schedule 13G filings made with the SEC) to beneficially own more than 5% of the Company's Common Stock.

                                                           AMOUNT AND
                                                           NATURE OF     PERCENT
                                                           BENEFICIAL      OF
NAME AND ADDRESS OF BENEFICIAL OWNER                       OWNERSHIP      CLASS
------------------------------------                       ----------    -------
The Northern Trust Corporation............................ 33,642,811(1)  14.35%
 50 South LaSalle Street
 Chicago, Illinois 60675

--------
(1) Northern Trust Corporation as parent holding company, and its subsidiaries The Northern Trust Company, Northern Trust Bank of Florida N.A. and Northern Trust Bank of Arizona (together, Northern Trust), have reported that Northern Trust has sole voting power for 399,172 shares, shared voting power for 33,225,189 shares, sole dispositive power for 350,268 shares and shared dispositive power for 61,654 shares. The Company understands that the shares reported include 33,211,443 shares held by The Northern Trust Company in its capacity as trustee under the Company's savings plan.

                      SECURITIES OWNERSHIP OF MANAGEMENT

  The following table sets forth information as of March 1, 1997, with respect to the beneficial ownership of the Company's Common Stock by each current director and nominee whose election will be effective upon the closing of the Merger, the chief executive officer and the other four most highly compensated executive officers of the Company and, as a group, by such persons and other executive officers. No person or member of the group listed owns any equity securities of HL&P or any other subsidiary of the Company. Unless otherwise indicated, each person or member of the group listed has sole voting and sole investment power with respect to the shares of Common Stock listed. No ownership shown in the table represents 1% or more of the outstanding shares of Common Stock.

                                                           SHARES OF COMMON
                                                                STOCK
NAME                                                      BENEFICIALLY OWNED
----                                                      ------------------
James A. Baker, III......................................        1,500
Richard E. Balzhiser.....................................          600
Milton Carroll...........................................        2,900
John T. Cater............................................        2,500(1)
William T. Cottle........................................       19,445(2)(3)
O. Holcombe Crosswell....................................            0
Robert J. Cruikshank.....................................        2,500
Linnet F. Deily..........................................        2,500(4)
Joseph M. Grant..........................................            0
Robert C. Hanna..........................................            0
Lee W. Hogan.............................................       31,719(2)(3)(5)
T. Milton Honea..........................................            0
Howard W. Horne..........................................       13,588(5)
Don D. Jordan............................................      279,905(2)(3)(6)
Hugh Rice Kelly..........................................       73,992(2)(3)(5)
R. Steve Letbetter.......................................       66,911(2)(3)(5)
Alexander F. Schilt......................................        1,300
Jack T. Trotter..........................................        2,500
Bertram Wolfe............................................          720
All of the above and other executive officers as a group
 (28 persons)............................................      703,512(2)(3)(5)

--------
(1) Mr. Cater disclaims beneficial ownership of 2,000 of these shares, which are owned by his adult children.
(2) Includes shares held under the Company's savings plan, as to which the participant has sole voting power (subject to such power being exercised by the plan's trustee in the same proportion as directed shares in the savings plan are voted in the event the participant does not exercise voting power). The shares held under the plan are reported as of December 31, 1996.
(3) The ownership shown in the table includes shares which may be acquired within 60 days on exercise of outstanding stock options granted under the Company's long-term incentive compensation plan by each of the persons and group, as follows: Mr. Cottle--9,187 shares; Mr. Hogan--7,668 shares; Mr. Jordan--113,574 shares; Mr. Kelly--22,842 shares; Mr. Letbetter--24,047 shares; and the group--236,831 shares.
(4) Voting power and investment power with respect to the shares listed for Ms. Deily are shared with her spouse.
(5) Includes shares held under the Company's dividend reinvestment and stock purchase plan as of December 31, 1996.
(6) Voting power and investment power with respect to 1,152 of the shares listed are shared with Mr. Jordan's spouse.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table shows, for the years ended December 31, 1994, 1995 and 1996, the annual, long-term and certain other compensation of the chief executive officer and each of the other four most highly compensated executive officers of the Company who served as executive officers during 1996 (Named Officers).

                          SUMMARY COMPENSATION TABLE

                                                                    LONG-TERM
                                                                   COMPENSATION
                                                               --------------------
                                   ANNUAL COMPENSATION           AWARDS    PAYOUTS
                             --------------------------------- ---------- ---------
                                                               SECURITIES
  NAME AND PRINCIPAL                              OTHER ANNUAL UNDERLYING    LTIP       ALL OTHER
       POSITION         YEAR SALARY(1)  BONUS(1)  COMPENSATION OPTIONS(#) PAYOUTS(2) COMPENSATION(3)
  ------------------    ---- --------  ---------- ------------ ---------- ---------  --------------
Don D. Jordan.......... 1996 $962,292  $1,050,000   $ 13,300     27,985   $767,440      $819,105
 Chairman and Chief     1995  884,500     907,226      3,969     36,316    407,437       734,023
 Executive Officer of   1994  859,500     734,873    114,648     27,726    550,567       717,261
 the Company and HL&P
R. Steve Letbetter..... 1996  416,000     330,750        228      7,815    138,831        45,151
 President and Chief    1995  363,500     285,750        190      9,746     84,201        47,242
 Operating Officer of   1994  321,000     246,525     31,133      6,366    117,607        43,818
 the Company and HL&P
Hugh Rice Kelly........ 1996  344,833     209,400        705      5,563    176,311        37,495
 Executive Vice         1995  334,000     195,773        637      7,414    100,925        44,245
 President, General     1994  323,500     190,820     42,147      5,470    145,107        50,546
 Counsel and Corporate
 Secretary of the
 Company and HL&P
Lee W. Hogan........... 1996  310,000     401,722      1,260          0     42,360        20,913
 Executive Vice         1995  262,500     123,750        965          0     52,142        18,711
 President of the       1994  239,400     311,250     21,104          0    102,074        14,434
 Company
William T. Cottle...... 1996  269,000     164,400        450      4,299    121,217        18,547
 Executive Vice         1995  254,500     157,200        401      5,566          0        16,711
 President  and         1994  241,000     129,675        337      4,044          0        13,126
 General Manager--
 Nuclear of HL&P

--------
(1) The amounts shown include salary and bonus earned as well as earned but deferred by the Named Officers.
(2) The amounts shown for 1996 represent the dollar value of shares of the Company's Common Stock paid out in 1996 under the Company's long-term incentive compensation plan based on the achievement of certain performance goals for the 1993-1995 performance cycle, plus dividend equivalent accruals during the performance period.
(3) The amounts shown for 1996 include (i) Company contributions to the Company's savings plan and accruals under its savings restoration plan on behalf of the Named Officers, as follows: Mr. Jordan, $19,416; Mr. Letbetter, $29,474; Mr. Kelly, $14,289; Mr. Hogan, $17,178; and Mr.
    Cottle, $17,900; (ii) the term portion of the premiums paid by the Company under split-dollar life insurance policies purchased in 1994 in connection with the Company's executive life insurance plan, as follows: Mr. Jordan, $19,100; Mr. Letbetter, $327; Mr. Kelly, $1,012; Mr. Hogan, $1,809; and
    Mr. Cottle, $647; and (iii) the portion of accrued interest on amounts of compensation deferred under the Company's deferred compensation plan and executive incentive compensation plan that exceeds 120% of the applicable federal long-term rate provided under Section 1274(d) of the Internal Revenue Code, as follows: Mr. Jordan, $780,589; Mr. Letbetter, $15,350; Mr. Kelly, $22,194; Mr. Hogan, $1,926; and Mr. Cottle, none.

STOCK OPTION GRANTS

  The following table contains information concerning grants of stock options during 1996 under the Company's long-term incentive compensation plan to the Named Officers. Mr. Hogan participated in a different incentive compensation plan which does not provide for option grants.

                             OPTION GRANTS IN 1996

                                                                        GRANT
                                       INDIVIDUAL GRANTS              DATE VALUE
                          ------------------------------------------- ----------
                          NUMBER OF   % OF TOTAL  EXERCISE
                          SECURITIES   OPTIONS    OR BASE
                          UNDERLYING  GRANTED TO   PRICE              GRANT DATE
                            OPTIONS  EMPLOYEES IN   PER    EXPIRATION   PRESENT
NAME                      GRANTED(1) FISCAL YEAR   SHARE      DATE     VALUE(2)
----                      ---------- ------------ -------- ---------- ----------
Don D. Jordan............   27,985      27.49%    $24.375   1/01/06    $67,724
R. Steve Letbetter.......    7,815       7.68%     24.375   1/01/06     18,912
Hugh Rice Kelly..........    5,563       5.46%     24.375   1/01/06     13,462
William T. Cottle........    4,299       4.22%     24.375   1/01/06     10,404

--------
(1) The nonstatutory options for shares of Common Stock included in the table were granted on January 2, 1996, have a ten-year term and generally become exercisable annually in one-third increments commencing one year after date of grant, so long as employment with the Company or its subsidiaries continues. A change in control of the Company would result in all options becoming immediately exercisable. For the purposes of the long-term incentive compensation plan, a "change in control" generally is deemed to have occurred if (i) any person or group becomes the direct or indirect beneficial owner of 30% or more of the Company's outstanding voting securities; (ii) the majority of the Board changes as a result of, or in connection with, certain transactions; (iii) as a result of the Company merging or consolidating with another corporation, less than 70% of the surviving corporation's outstanding voting securities is owned by the former shareholders of the Company (excluding any party to such a transaction or any affiliates of any such party); (iv) a tender offer or exchange offer is made and consummated for the ownership of 30% or more of the Company's outstanding voting securities; or (v) the Company transfers all or substantially all of its assets to another corporation that is not wholly-owned by the Company.
(2) The values are based on the Black-Scholes option pricing model adjusted for the payment of dividends. The calculations were based on the following assumptions: volatility of 15.713% (based on daily closing prices of Common Stock for the one-year period prior to grant date); risk-free interest rate of 5.65% (interest rate on a U.S. Treasury security with a maturity date corresponding to that of the option term); option price of $24.375 (fair market value of the underlying stock on the date of grant); current dividend rate of $1.50 per share per year; and option term equal to the full ten-year period until the stated expiration date. No reduction has been made in the valuations on account of non-transferability of the options or vesting or forfeiture provisions. Valuations would change if different assumptions were made. Option values are dependent on general market conditions and the performance of Common Stock. There can be no assurance that the values in this table will be realized.

STOCK OPTION VALUES

  The following table sets forth information on the unexercised options to purchase Common Stock held by the Named Officers as of December 31, 1996. No options were exercised by the Named Officers during 1996.

                          1996 YEAR-END OPTION VALUES

                               NUMBER OF SECURITIES
                              UNDERLYING UNEXERCISED   VALUE OF UNEXERCISED IN-
                                      OPTIONS            THE-MONEY OPTIONS AT
                               AT DECEMBER 31, 1996      DECEMBER 31, 1996(1)
                             ------------------------- -------------------------
NAME                         EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
----                         ------------------------- -------------------------
Don D. Jordan...............       82,900/61,437           $77,289/$114,998
R. Steve Letbetter..........       16,070/16,435            18,670/  30,866
Hugh Rice Kelly.............       16,694/12,329            15,743/  23,475
Lee W. Hogan................        7,668/     0             2,897/       0
William T. Cottle...........        4,552/ 9,357             8,816/  17,623

--------
(1) Based on the average of the high and low sales prices of the Common Stock on the New York Stock Exchange Composite Tape, as reported in The Wall Street Journal for December 31, 1996.

LONG-TERM INCENTIVE COMPENSATION

  The following table sets forth, for the Named Officers other than Mr. Hogan, information concerning awards made during 1996 for the 1996-1998 performance cycle under the Company's long-term incentive compensation plan. The amounts shown represent potential payouts of awards of shares of Common Stock based on the achievement of performance goals over a three year performance cycle. The performance goals include a Company consolidated goal and subsidiary or business unit goals, weighted 25% on consolidated performance and 75% on subsidiary or business unit performance. The Company consolidated goal is achieving a certain level of total shareholder return in relation to a group of other companies. The subsidiary or business unit goals are achieving certain cash flow performance in relation to a group of other companies and improving competitive position through a combination of cost reduction and revenue growth. An additional goal applicable to Messrs. Jordan and Kelly is based on the success of HI Energy in closing certain transactions and its achievement of specified internal rates of return. If a change in control of the Company occurs before the end of a performance cycle, the payout of awards for performance shares will occur without regard to achievement of the performance goals. See Note 1 to the Option Grants in 1996 table for information regarding the definition of a change in control under the Company's long-term incentive compensation plan. There were no awards during 1996 for Mr. Hogan under the incentive compensation plan established for HI Energy for the 1995-1999 performance cycle.

                    LONG-TERM INCENTIVE PLAN AWARDS IN 1996

                                                      ESTIMATED FUTURE PAYOUTS
                                                     UNDER NON-STOCK PRICE-BASED
                                         PERFORMANCE          PLANS(1)
                                          OR OTHER   ---------------------------
                                           PERIOD                        MAXIMUM
                                  NUMBER    UNTIL    THRESHOLD  TARGET   NUMBER
                                    OF   MATURATION  NUMBER OF  NUMBER     OF
NAME                              SHARES  OR PAYOUT   SHARES   OF SHARES SHARES
----                              ------ ----------- --------- --------- -------
Don D. Jordan.................... 27,359  12/31/98    13,680    27,359   41,039
R. Steve Letbetter...............  8,187  12/31/98     4,094     8,187   12,281
Hugh Rice Kelly..................  5,827  12/31/98     2,914     5,827    8,741
William T. Cottle................  4,504  12/31/98     2,252     4,504    6,756

--------
(1) The table does not reflect dividend equivalent accruals during the performance period.

            RETIREMENT PLANS, RELATED BENEFITS AND OTHER AGREEMENTS

  The following table shows the estimated annual benefit payable under the Company's retirement plan, benefit restoration plan and, in certain cases, supplemental agreements, to officers in various compensation classifications upon retirement at age 65 after the indicated periods of service, determined on a single-life annuity basis. The benefits listed in the table are not subject to any deduction for Social Security or other offsetting amounts.

                              PENSION PLAN TABLE

   FINAL
  AVERAGE
   ANNUAL             ESTIMATED ANNUAL PENSION BASED ON SERVICE(1)
COMPENSATION    ------------------------------------------------------------------
 AT AGE 65         15           20           25            30            =35
------------       --        --------     --------     ----------     ----------
$  400,000      $114,580     $152,773     $190,967     $  229,160     $  267,353
$  500,000      $143,680     $191,573     $239,467     $  287,360     $  335,253
$  600,000      $172,780     $230,373     $287,967     $  345,560     $  403,153
$  700,000      $201,880     $269,173     $336,467     $  403,760     $  471,053
$  800,000      $230,980     $307,973     $384,967     $  461,960     $  538,953
$  900,000      $260,080     $346,773     $433,467     $  520,160     $  606,853
$1,000,000      $289,180     $385,573     $481,967     $  578,360     $  674,753
$1,200,000      $347,380     $463,173     $578,967     $  694,760     $  810,553
$1,400,000      $405,580     $540,773     $675,967     $  811,160     $  946,353
$1,600,000      $463,780     $618,373     $772,967     $  927,560     $1,082,153
$1,800,000      $521,980     $695,973     $869,967     $1,043,960     $1,217,953
$2,000,000      $580,180     $773,573     $966,967     $1,160,360     $1,353,753

--------
(1) The qualified pension plan limits compensation in accordance with Section 401(a)(17) of the Internal Revenue Code and also limits benefits in accordance with Section 415 of the Internal Revenue Code. Pension benefits based on compensation above the qualified plan limit or in excess of the limit on annual benefits are provided through the benefit restoration plan.

  For the purpose of the pension table above, final average annual compensation means the average of covered compensation for 36 consecutive months out of the 120 consecutive months immediately preceding retirement in which the participant's covered compensation was the highest. Covered compensation includes only the amounts shown in the "Salary" and "Bonus" columns of the Summary Compensation Table. At December 31, 1996, the credited years of service for the following persons are: 35 years for Mr. Jordan; 23 years for Mr. Letbetter; 22 years for Mr. Kelly, 10 of which result from a supplemental agreement; 6 years for Mr. Hogan; and 4 years for Mr. Cottle.

  The Company maintains an executive benefits plan that provides certain salary continuation, disability and death benefits to certain key officers of the Company and certain of its subsidiaries. The Named Officers participate in this plan pursuant to individual agreements that generally provide for (i) a salary continuation benefit of 100% of the officer's current salary for twelve months after death during active employment and then 50% of salary for nine years or until the deceased officer would have attained age 65, if later, and
(ii) if the officer retires after attainment of age 65, an annual post-retirement death benefit of 50% of the officer's preretirement annual salary payable for six years. This benefit plan is no longer being offered to new officers.

  The Company has an executive life insurance plan providing split-dollar life insurance in the form of a death benefit for officers and members of the Board of Directors. The death benefit coverage varies but in each case is based on coverage (either single life or second to die) that is available for the same amount of premium that could purchase coverage equal to four times current salary for

Messrs. Letbetter and Hogan; two times current salary for Messrs. Kelly and Cottle; thirty million dollars for Mr. Jordan; and six times the annual retainer for the Company's non-employee directors (except in the case of Mr. Trotter who has a separate agreement providing for similar coverage, as described under "Compensation of Directors"). The plan also provides that the Company may make payments to the covered individuals to compensate for tax consequences of imputed income that they must recognize for federal income tax purposes based on the term portion of the annual premiums. If a covered executive retires at age 65 or at an earlier age under circumstances approved by the Board of Directors, rights under the plan vest so that coverage is continued based on the same death benefit in effect at the time of retirement. Upon death, the Company will receive the balance of the insurance proceeds payable in excess of the specified death benefit which is expected to be at least sufficient to cover the Company's cumulative outlays to pay premiums and the after-tax cost to the Company of the tax reimbursement payments. There is no arrangement or understanding under which any covered individuals will receive or be allocated any interest in any cash surrender value under the policy.

  The Company, HL&P and HI Energy have entered into a trust agreement with an independent trustee establishing a "rabbi trust" for the purpose of funding benefits payable to participants (which include each of the Named Officers) under the Company's deferred compensation plans, executive incentive compensation plans, benefits restoration plan and savings restoration plan (Designated Plans). The trust is a grantor trust, irrevocable except in the event of an unfavorable ruling by the Internal Revenue Service as to the tax status of the trust or certain changes in tax law. It is currently funded with a nominal amount of cash. The Company, HL&P and HI Energy are required to make future contributions to the grantor trust when required by the provisions of the Designated Plans or when required by the Company's benefits committee. The benefits committee consists of officers of the Company designated by the Board of Directors and has general responsibility for funding decisions and selection of investment managers for the Company's retirement plan and other administrative matters in connection with other employee benefit plans of the Company. If there is a change in control (defined in a manner generally the same as the comparable definition in the Company's long-term incentive compensation plan), the Company, HL&P and HI Energy are required to fully fund the grantor trust, within 15 days following the change in control, with an amount equal to the entire benefit to which each participant would be entitled under the Designated Plans as of the date of the change in control (calculated on the basis of the present value of the projected future benefits payable under the Designated Plans). The assets of the grantor trust are required to be held separate and apart from the other funds of the Company and its subsidiaries, but remain subject to claims of general creditors under applicable state and federal law.

  In accordance with the indemnification provisions of the Company's Bylaws and Texas law, the Company paid approximately $9,600 in 1996 to cover legal fees and expenses incurred on behalf of the Company's directors in connection with the defense of a shareholder derivative suit and class action filed in April 1994 by two former employees of HL&P.

  In February 1997, the Company entered into an amended and restated employment agreement (Agreement) with Mr. Jordan extending his employment for two years beyond his normal retirement date (June 1, 1997). The restated agreement replaces an original agreement entered in 1994 which provided for benefits in the event of termination of employment following a change of control and for extension of Mr. Jordan's employment until he reaches age 67 if he remained employed by the Company at age 65. The agreement, as restated, provides for the employment of Mr. Jordan at his present position with the Company during the two and one-half year period commencing January 8, 1997 and ending June 1, 1999 (Employment Period). During the Employment Period, Mr. Jordan will receive benefits including (i) base salary in an amount not less than his salary in effect on January 8, 1997, (ii) annual bonus awards based on amounts payable under the Company's executive incentive compensation plan and long-term incentive compensation plan, and (iii) participation in other employee benefit plans and programs on generally the same basis as other peer executives, except that Mr. Jordan will not receive any long-term incentive compensation plan award for performance cycles commencing in 1998 and 1999 but will instead receive an award of 300,000 restricted shares of Common Stock. The award of restricted shares of Common Stock is implemented through bookkeeping entry until applicable vesting conditions are satisfied, at which time shares of Common Stock will be delivered out of shares held in the Company's treasury, together with accumulated dividends.

  Mr. Jordan's right to 150,000 of the restricted shares of Common Stock (Vested Shares) will vest on June 1, 1999 if he has remained in the continuous employment of the Company during the Employment Period. If, during the Employment Period, the Company terminates Mr. Jordan's employment for Cause (as defined in the Agreement) or he voluntarily terminates employment without Good Reason (as defined in the Agreement), Mr. Jordan will forfeit all rights to the Vested Shares as of the date of termination. If, during the Employment Period, the Company terminates Mr. Jordan's employment without Cause, he terminates employment for Good Reason, or Mr. Jordan's employment terminates by reason of death, Disability (as defined in the Agreement) or retirement with consent of the Company, his right to the Vested Shares will vest as of the date of termination.

  Mr. Jordan's right to an additional 150,000 of the restricted shares of Common Stock (Performance Shares) is generally subject to vesting provisions based on achievement of certain performance goals (the same performance goals that are applicable to Mr. Jordan's performance-based restricted stock award under the long-term incentive compensation plan for the 1997 performance cycle); provided that (1) if, during the Employment Period, the Company terminates Mr. Jordan's employment without Cause or he terminates employment for Good Reason, Mr. Jordan's right to the Performance Shares will vest as of the date of termination, (2) if, during the Employment Period, the Company terminates Mr. Jordan's employment for Cause or he voluntarily terminates employment without Good Reason, Mr. Jordan will forfeit all right to the Performance Shares as of the date of termination, and (3) if, prior to the end of the Employment Period and during calendar year 1997, Mr. Jordan terminates employment by reason of death, Disability or retirement with the consent of the Company, he will forfeit all right to the Performance Shares as of the date of termination. If Mr. Jordan terminates employment prior to the end of the Employment Period and during calendar year 1998 or 1999, he will have a vested right to a portion of the Performance Shares, based on the Compensation Committee's determination of the extent to which the performance goals for the 1997 performance cycle are, based on information then available, expected to be achieved and prorated based on time elapsed in the performance cycle. Upon Mr. Jordan's completion of the Employment Period without termination of employment, he will have a vested right to all or a portion of the Performance Shares, based on the Compensation Committee's determination of the extent to which the performance goals for the 1997 performance cycle are, based on information then available, expected to be achieved.

  The restated agreement provides that Mr. Jordan has the right to receive payments of salary and bonus previously deferred under the Company's deferred compensation plan in fifteen annual installments and that the Company may not exercise any right it otherwise has to make payment in a lump sum. In addition, the agreement provides for an extension of the commencement date of the deferred payments under the deferred compensation plan from June 1, 1999 until June 1, 2000 in consideration of Mr. Jordan's agreement to make himself available for up to 40 hours per month as a consultant from June 2, 1999 until June 1, 2000.

  Upon the Company's termination of Mr. Jordan's employment without Cause or his termination of employment for Good Reason following a Change of Control (as defined below), the Company will pay Mr. Jordan a cash payment equal to
2.99 times Mr. Jordan's base amount (generally, his average taxable compensation received from the Company for the five calendar years prior to the Change of

Control) under Internal Revenue Code Section 280G, in addition to fulfillment of certain other obligations generally applicable upon termination of employment, and any unvested portion of the 300,000 restricted shares of Common Stock will vest. To the extent that payments made to Mr. Jordan upon a Change of Control would result in the application of an excise tax (and related loss of deduction to the Company) under the Internal Revenue Code, such payments shall be reduced as necessary to avoid this result. In the event that an overpayment is made, such payment will be recharacterized as a loan that Mr. Jordan is obligated to repay with interest in order to avoid the excise tax and lost deduction. Generally, a Change of Control will be deemed to occur under the Agreement if (i) an individual, entity or group acquires beneficial ownership of 30% or more of the Company's Common Stock, (ii) the individuals constituting the Board of Directors of the Company on January 1, 1997, including their designated successors (Incumbent Board) cease to constitute a majority of the Board, or (iii) a merger or other business combination to which the Company is a party is consummated unless (1) the Company's stockholders prior to the business combination own more than 70% of the resulting parent entity, (2) there is not a 30% stockholder of the resulting parent entity except to the extent such ownership existed prior to the business combination and (3) a majority of the board of the resulting parent entity after the transaction were members of the Incumbent Board at the time of the initial agreement or board action providing for the business combination.

  HL&P and Mr. Cottle entered into an employment agreement in 1993 that continues indefinitely, subject to termination by either party on 30 days' notice (Employment Period). The agreement generally provides for employment of Mr. Cottle as a group vice president--nuclear or in such other executive capacities as may be determined from time to time, a minimum annual base salary ($235,000), bonuses and participation in those employee benefit plans and programs available to similarly situated employees during the Employment Period. In addition, if the Employment Period terminates after April 5, 2003, Mr. Cottle will be eligible for supplemental pension, disability or death benefits determined as if his employment had commenced ten years prior to the initial date of the Employment Period.

  The Company and Mr. Hogan entered into an agreement in 1996 which provides that, upon the earliest of his normal retirement, disability or death, Mr. Hogan will be eligible for supplemental pension benefits determined as if his employment had commenced fifteen years prior to his first day of actual employment with the Company.

  Certain of the Company's executive officers, including Messrs. Letbetter, Kelly, Hogan and Cottle, were parties to severance agreements with the Company that expired in December 1996. The expired agreements provided, in general, for the payment of certain benefits if within three years following a change in control of the Company, the officer's employment is terminated for reasons other than for cause or disability or by the officer following certain changes in job responsibilities, job location or compensation and benefits. The benefits that would have been triggered by a covered termination under the expired agreements included a payment of 2.99 times average annual gross compensation included in gross income for the previous five years and continuation of certain medical benefits. The Company is currently considering authorizing new severance agreements for certain of the Company's executive officers, including Messrs. Letbetter, Kelly, Hogan and Cottle.

                     REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

  The Compensation Committee (Committee) is composed entirely of directors who are not officers or employees of the Company and who are not eligible to participate in any of the compensation programs that the Committee administers. The Committee reviews and makes recommendations to the Board concerning all executive officer salary arrangements, other non-incentive based compensation for executives and the design of the Company's incentive compensation plans for executives. The Committee also oversees and administers the Company's incentive compensation programs including the determination of the annual and long-term incentive awards to the Company's executive officers.

COMPENSATION POLICY

  The Company's executive compensation policy is to have compensation programs that

  . strengthen the relationship between pay and performance;

  . attract, retain and encourage the development of highly qualified and experienced executives;

  . promote overall corporate performance; and

  . provide compensation that is competitive externally and equitable internally.

  The Company retains independent consulting firms to provide, at least biennially, data on the executive compensation practices of a peer group of companies considered comparable to the Company in terms of size, performance, position and compensation philosophy (Reference Group). Data concerning the Reference Group is used primarily for establishing ranges for base salary and target and opportunity levels for annual and long-term incentive awards. (The Reference Group is not identical to the group of companies identified in the Standard & Poor's group index of electric utility companies (S&P Electric Companies Index) used in the creation of the Performance Graph included in this proxy statement because the Committee believes that the Company's most direct competitors for executive talent are not in all cases the same as the companies included in the index chosen for comparing shareholder returns.)

  The Committee also obtains peer group data regarding the performance of groups of companies in the utility industry, the nonregulated power industry and other industries. This industry-specific data is used primarily in the formulation of performance measurements related to the Company's individual subsidiaries or business units.

  In addition to considering comparative data for the Reference Group and other peer groups, the Committee makes its own subjective determination of executive officer performance. In making such determinations, the Committee also takes into account the chief executive officer's evaluations of other executive officers' performance.

  The Committee periodically evaluates the Company's executive compensation programs in light of the provisions of the Internal Revenue Code relating to the disallowance of deductions for compensation in excess of $1 million for certain executive officers unless certain requirements are met. The Committee does not anticipate any payment of compensation in 1997 or 1998 in excess of that which is deductible under those rules, taking into account expected deferrals of compensation by affected executive officers. Except for the long-term performance incentive awards established for the Company's nonregulated power business, the performance goals for awards under the Company's long-term incentive awards program qualify for an exception to the deductibility limit for certain shareholder-approved, performance-based compensation. In order for this exception to the deductibility limit to continue to be applicable, a description of the performance goals for long-term incentive awards under this program and certain limitations on awards to any individual employee must be approved by the Company's shareholders no later than the Company's 1997 Annual Meeting of Shareholders. Accordingly, at the recommendation of the Committee, the Board of Directors has adopted, subject to shareholder approval, amendments to the 1994 Long-Term Incentive Compensation Plan intended to achieve this result. The Committee may consider in the future whether or not to submit for shareholder approval the performance goals applicable to the annual incentive awards or the long-term incentive awards established for the Company's nonregulated power business, or make any adjustments to the performance goals for those incentive awards that would be necessary in order to qualify for the performance-based exception of the tax provisions. The Company reserves the right to structure compensation in a manner not eligible for exclusion from the deductibility limit.

  The Committee will continue to evaluate the effect of the tax provisions and the exception to the deductibility limit for certain shareholder-approved, performance-based compensation.

COMPONENTS OF COMPENSATION

  The key elements of the Company's executive compensation program are base salary, annual incentive awards and long-term incentive awards. The Committee evaluates each element of compensation separately and in relation to the other elements of an executive's total compensation package, taking into consideration relevant comparative data for compensation at the 50th percentile and 75th percentile for companies in the Reference Group. Compared to companies in the Reference Group, total targeted compensation may vary from below the 50th percentile to above the 75th percentile depending on an executive officer's tenure, experience, leadership and level of responsibility. Because a significant portion of an executive officer's compensation includes at-risk components based on business performance, if the performance exceeds that of the relevant peer group, compensation should be above the targeted levels; likewise, if performance falls below that of the peer group, compensation should be below the targeted level.

BASE SALARIES

  The Committee's annual recommendations to the Board concerning each executive officer's base salary are based on the Committee's analysis of salary levels for comparable executive officer positions at companies in the Reference Group, its subjective evaluation and, except in the case of Mr. Jordan, management's evaluation of each executive officer's individual performance and level of responsibility.

ANNUAL INCENTIVE COMPENSATION

  The annual incentive awards program provides executive officers with annual bonuses based on the achievement of Committee-approved performance goals. Those annually determined performance goals generally are based upon financial objectives of the Company and its subsidiaries or business units and are designed to encourage improved operating results and foster achievement of particular strategic objectives. The performance goals for 1996 included, for the electric utility operations, achieving certain levels of cash flow and certain ratings in a customer value index; and for the nonregulated power business, conducting new business in accordance with a specified business plan, income versus expense goals and/or closing transactions for particular projects or acquiring properties in the nonregulated power business that result in achievement of specified internal rates of return. Certain executive officers also had individual goals related to improvements in productivity and the quality of work within particular departments and included for 1996 such matters as controlling various categories of costs and expenses, promoting safety and reliability and otherwise optimizing department operations. For 1996, annual bonuses for executive officers were based on the achievement of relevant subsidiary or business unit goals, except that for certain executive officers, from 25% to 100% of the bonus was based on individual goals. Annual bonus payments are made in cash, except in the case of one executive officer whose participation is through a separate plan established for the nonregulated power business, to whom award payments may be made in cash or shares of Common Stock.

  Annual incentive awards for executive officers in 1996 had target award levels that ranged from 30% to 70% of base salary depending on the executive officer's level of responsibility. A threshold level of performance results in an award that is 50% of target, and a maximum level of performance results in an award that is 50% over the target level, except in the case of the nonregulated power business where a maximum level of performance results in an award that is 100% over the target level. However, an executive officer's subsidiary or business unit goals must be met at least at an aggregate threshold level in order for that officer to receive an annual incentive award. The aggregate amount of the awards paid out with respect to any year (excluding those for the nonregulated power business) cannot exceed 2.5% of the Company's net income for that year. For 1996, the composite goals for the Company's executive officers were achieved at levels that resulted in bonuses ranging from 17% to 50% over target.

LONG-TERM INCENTIVE COMPENSATION

  The long-term incentive awards program provides stock-based incentive compensation for executive officers in the form of grants of performance shares, stock options, stock appreciation rights and, in some instances, share equivalent or contingent share units. In addition, the Committee has adopted a stock ownership guideline applicable to all of the Company's officers that establishes a goal of ownership of the Company's Common Stock representing a value of at least two times the officer's base salary.

  Annual grants of performance shares are based on long-term performance goals that include both Company consolidated and subsidiary or business unit goals, weighted 25% and 75% of the total, respectively. Those goals are generally based on financial objectives measurable over a three-year performance cycle. For the performance cycle that ended in 1995, under which payments were made in 1996, the Company's consolidated goal was to achieve a specified level of total shareholder return as compared to a group of approximately 75 other electric utilities and utility holding companies. The same Company consolidated goal applies to the new performance cycle that commenced in 1996, except that the peer group of companies against which the Company's performance is to be measured for the new performance cycle consists of the group of companies included in the S&P Electric Companies Index.

  The subsidiary or business unit goals for the performance cycle that ended in 1995 were based on the following financial objectives: for the electric utility operations, maintaining certain base electric rates and achieving certain cash flow performance in relation to a group of 20 other electric utility companies; and for the cable television operations (sold in 1995), achieving certain increases in operating profit. For the performance cycle that commenced in 1996, the subsidiary or business unit goals are, for the electric utility operations, to improve electric utility cash flow performance and improve competitive position through cost reduction and revenue growth and, for the nonregulated power business, to achieve specified internal rates of return based on particular projects.

  The target number of performance shares granted is based on a percentage of base salary divided by the average market price of Common Stock over a prescribed period prior to the beginning of the performance cycle. In determining the size of the grant, the Committee reviews comparative data for the companies in the Reference Group, considers the level of responsibility of each of the Company's executive officers and the recommendations of the chief executive officer with respect to other executive officers, and then makes a subjective determination that targets the award within a range of 30% to 70% of base salary.

  Achievement of the performance goals at the target level results in a payout level of 100% of the performance shares for both the performance cycle that paid out in 1996 and the performance cycle that commenced in 1996. For both of these performance cycles, attainment of the threshold level of performance results in payouts of 50% of the target number of shares and the attainment of the maximum level results in payouts of up to 50% over the target number of shares.

  For the performance cycle concluding in 1995 that paid out in 1996, the composite goals for the Company's executive officers were achieved at levels that resulted in payouts ranging from 9% to 25% over target.

  Annual grants of stock options are made at an option price not less than the fair market value of the Common Stock on the date of grant. This design is intended to focus executive officers on the creation of shareholder value over the long-term and encourage equity ownership in the Company.

  In determining the size of stock option grants to executive officers, the Committee reviews comparative data for the companies in the Reference Group. Because the policies of Reference Group companies with respect to stock options vary widely, the Committee's objective of delivering a competitive award opportunity based on the dollar value of the award granted necessarily involves a subjective determination by the Committee. In making its determination, however, the Committee considers the recommendations of the chief executive officer with respect to the awards for other executive officers. For 1996 grants, the percentages of grant date option value to base salary ranged from 30% to 75% depending on the executive officer's position.

  The Committee also grants long-term awards under a long-term incentive plan established for the Company's nonregulated power business. One executive officer of the Company participated in this plan during 1996 in lieu of receipt of performance shares and stock options as described above. Awards under this plan may be allocated initially in the form of cash or contingent share units which are valued based on the market price of the Company's Common Stock. Those awards have a four-year performance cycle and are based on performance in relation to Committee-approved performance goals. For the cycle that commenced in 1996, those goals are based on closing transactions for particular projects or acquiring properties in the nonregulated power business that result in achievement of specified internal rates of return.

CHIEF EXECUTIVE OFFICER COMPENSATION

  The Committee applies the executive compensation policies and programs described above in determining Mr. Jordan's total compensation. At its June 4, 1996 meeting to consider executive salaries effective June 1, 1996, the Committee reviewed Mr. Jordan's base salary, comparing it to the base salary of chief executive officers in the Reference Group of companies, and determined that his relative position should be the upper end of the range near the 75th percentile for those companies. The Committee recommended to the Board that Mr. Jordan's base salary be increased to $1,000,000, a 10% increase. In evaluating Mr. Jordan's total compensation, the Committee considered his contributions to the overall success of the Company through his individual performance and his experience level with the Company as well as his significant leadership in the electric utility industry as a whole, through his service as a director of the Edison Electric Institute and the Electric Reliability Council of Texas, as chairman of the United States Energy Association and vice chairman of the World Energy Council. In the case of Mr. Jordan's total compensation paid in 1996, the at-risk portion represented by the annual incentive awards and long-term award payouts was 64%. Mr. Jordan's target annual incentive award for 1996 was 70% of his base salary, with the subsidiary or business unit goals for the electric utility operations and the nonregulated power business operations (80% and 20%, respectively) comprising 75% of the award and a consolidated goal comprising the remaining 25% of the award. The 1996 annual incentive award payment (reflected in the Summary Compensation Table in this proxy statement) was based on achievement of his composite goal at

50% over the target level. In the case of long-term incentive awards, the target number of performance shares was valued at 65% of his base salary for the performance cycle that paid out in 1996 and 70% for the performance cycle that commenced in 1996. Mr. Jordan's performance share awards for the cycle that paid out in 1996 were based 25% on achievement of the Company's consolidated goal and 75% on achievement of the subsidiary or business unit goals for the electric utility operations and the since-sold cable television operations (70% and 30%, respectively). For the cycle that commenced in 1996, the relative weighting between the Company consolidated goal and subsidiary or business unit goals was the same, but the subsidiary goals cover the electric utility operations and the nonregulated power business (80% and 20%, respectively). Long-term incentive awards paid out in 1996 are reported in the Summary Compensation Table in this proxy statement and represent a composite achievement of 14% over the target level of performance. Long-term incentive awards for the cycle begun in 1996 are reflected in the table for Long-Term Incentive Plan Awards in 1996 in this proxy statement. As shown in the table for Options Grants in 1996 in this proxy statement, in 1996 Mr. Jordan was granted options to purchase 27,985 shares of the Company's Common Stock at an exercise price of $24.375 per share. This represents a grant date option value of approximately 75% of Mr. Jordan's 1995 year-end base salary.

John T. Cater
Robert J. Cruikshank
Howard W. Horne

                     SHAREHOLDER RETURN PERFORMANCE GRAPH

  Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Common Stock with the cumulative total return of the Standard & Poor's (S&P) 500 Index, the S&P Electric Companies Index and the Dow Jones Utilities Average for the period commencing January 1, 1992 and ending December 31, 1996.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
             AMONG HOUSTON INDUSTRIES INCORPORATED, S&P 500 INDEX,
     THE S&P ELECTRIC COMPANIES INDEX AND THE DOW JONES UTILITIES AVERAGE
                  FOR FISCAL YEAR ENDED DECEMBER 31(1)(2)(3)




                                     LOGO
                             [GRAPH APPEARS HERE]

                                                          DECEMBER 31,
-------------------------------------------------------------------------------
                                                  1991 1992 1993 1994 1995 1996
-------------------------------------------------------------------------------
  Houston Industries Incorporated................ $100 $111 $123 $100 $146 $146
-------------------------------------------------------------------------------
  S&P 500 Index.................................. $100 $108 $118 $120 $165 $203
-------------------------------------------------------------------------------
  S&P Electric Companies Index................... $100 $106 $119 $104 $136 $136
-------------------------------------------------------------------------------
  Dow Jones Utilities Average.................... $100 $104 $114 $ 97 $128 $139

(1) Assumes that the value of the investment in Common Stock and each index was $100 on December 31, 1991 and that all dividends were reinvested.
(2) Historical stock price performance is not necessarily indicative of future price performance.
(3) The line of business index selected has been changed from the Dow Jones Utilities Average to reflect the selection of the group of companies included in the S&P Electric Companies Index as the peer group of companies against which the Company's performance is now measured under the long-term incentive compensation plan.

                     PROPOSAL TO AMEND THE COMPANY'S 1994
                     LONG-TERM INCENTIVE COMPENSATION PLAN

  In 1993, the Company's Board of Directors adopted and the stockholders approved the 1994 Houston Industries Incorporated Long-Term Incentive Compensation Plan (Plan). Officers and key employees (collectively, key employees) of the Company and its subsidiaries are eligible to participate in the Plan. The maximum number of shares of Common Stock as to which awards can be granted (after adjustment for a two-for-one stock split in 1995) is four million shares.

  The Board of Directors believes that the Plan has been important in securing for the Company and its stockholders the benefits arising from ownership of Common Stock by key employees. The objectives of the Plan are to attract and retain key employees of the Company and its subsidiaries, to award the outstanding performance of such key employees, to encourage the sense of proprietorship of such key employees and to stimulate the active interest of such persons in the development and financial success of the Company and its subsidiaries. These objectives are to be accomplished by making awards under the Plan and thereby providing participants with a proprietary interest in the growth and performance of the Company and its subsidiaries.

                         DESCRIPTION OF PLAN AMENDMENT

  For purposes of satisfying the requirements under Section 162(m) of the Internal Revenue Code of 1986, as amended (Code) and to increase the number of shares of Common Stock subject to the Plan, on March 5, 1997, the Board of Directors adopted, subject to and effective upon shareholder approval, an amendment to the Plan (Plan Amendment). The following description of the Plan Amendment is qualified in its entirety by reference to the full text thereof, a copy of which is attached as Exhibit A to this Proxy Statement. The Plan
Amendment: (1) provides that no participant may be granted, during any calendar year, (a) options (including stock appreciation rights) covering, in the aggregate, more than 50,000 shares of Common Stock authorized under the Plan or (b) restricted stock awards (including opportunity shares) covering, in the aggregate, more than 50,000 shares of Common Stock authorized under the Plan; (2) sets forth the general financial and strategic goals utilized as performance-based objectives under the Plan; (3) makes certain other minor technical changes to satisfy the requirements of Code Section 162(m); and (4) increases the number of shares of Common Stock available for awards under the Plan by four million shares.

                           DISCUSSION OF THE CHANGES

  The maximum grant provision in the Plan Amendment is intended to comply with
Section 162(m) of the Code. Section 162(m) of the Code (adopted in 1993) disallows deductions for compensation in excess of $1 million for certain executive officers of publicly held corporations, unless such compensation meets the requirements of Section 162(m) as "performance-based compensation." In December 1995, the Internal Revenue Service finalized the regulations under Code Section 162(m). In order to meet the requirements of Section 162(m), the Company's shareholders must approve the material terms under which the compensation is payable not later than the 1997 Annual Meeting of Shareholders. If the Plan Amendment is approved by the shareholders, the Company will be entitled to deduct for tax purposes compensation paid under the Plan to its Chief Executive Officer and other participating officers notwithstanding the $1 million limitation under Code Section 162(m). This proposal solicits the approval of the Company's shareholders for the purpose of qualifying awards under the Plan as performance-based compensation under Code Section 162(m) (and, consequently, as allowable deductions in computing the Company's federal income tax).

  In order to comply with Code Section 162(m), the following must be approved by the shareholders: (i) the class of employees eligible to receive compensation, (ii) general performance criteria on which performance objectives are based (except in regard to the award of stock options and stock appreciation rights under which the amount of compensation the participant could receive is based solely on an increase in the value of the Common Stock after the date of grant or award), and (iii) the formula used to calculate the maximum amount of compensation to be paid to a participant if the performance objectives are attained (i.e., the maximum number of shares that can be awarded to any participant during any calendar year plus the maximum tax payment that may be made to a participant during any calendar year). Based on the provisions of the Plan and assuming that shareholders approve the proposed Plan Amendment, the Company expects that all restricted stock, stock options and related stock appreciation rights under the Plan will qualify as performance-based compensation under Code Section 162(m).

  The Compensation Committee of the Board of Directors has adopted certain performance criteria on the basis of which restricted stock awards are granted or vested. The Compensation Committee will establish performance objectives for the period of service to which the performance objectives relate prior to the earlier to occur of (i) 90 days after the commencement of the period of service or (ii) the elapse of 25% of the period of service, and in any event, while the outcome is substantially uncertain. Under the Plan Amendment, the criteria by which the Company's performance will be measured for the purpose of awarding restricted stock and opportunity shares after May 9, 1997 will be based upon targets established by the Committee with respect to one or more of the following financial factors: earnings per share growth, total return ranking among the group of companies included in the S&P Electric Companies Index, and cash return on capitalization ranking among the group of companies included in the S&P Electric Companies Index. Performance objectives will be based on one or more of these criteria and may be relative to a peer group or be based on increases or changes relative to stated values. Performance-based compensation is to be paid under the Plan and may be paid to any individual eligible to participate in the Plan. The Plan provides that all officers and key employees of the Company and subsidiary corporations are eligible to participate.

  The Plan Amendment, if approved by the Company's shareholders, will also increase the aggregate authorized shares of Common Stock issuable under the Plan by four million shares. As of March 21, 1997, 574 shares of Common Stock have been issued under the Plan and 795,648 shares were subject to issuance upon exercise of outstanding options or the vesting of performance-based restricted stock awards and 3,203,778 shares were subject to issuance pursuant to future grants. Options covering 125,830 shares have been previously granted under the Plan to Mr. Jordan, 33,865 shares to Mr. Letbetter, 24,739 shares to Mr. Kelly, 0 shares to Mr. Hogan, 18,849 shares to Mr. Cottle, 275,556 shares to all executive officers as a group and 191,809 shares to all employees other than executive officers. Performance-based restricted stock awards covering a maximum of 88,763 shares have been previously granted under the Plan to Mr. Jordan, 27,314 shares to Mr. Letbetter, 18,259 shares to Mr. Kelly, 0 shares to Mr. Hogan, 14,228 shares to Mr. Cottle, 217,475 shares to all executive officers as a group and 149,094 shares to all employees other than executive officers. The closing market price of Common Stock on March 24, 1997 as reported in The Wall Street Journal was $21.25 per share. After giving effect to the proposed four million share increase, the number of shares of Common Stock subject to issuance pursuant to future grants will be 7,203,778. The Company expects that after the closing of the Merger there will be a larger number of participants in the Plan (initially approximately 90) and that awards to the larger group may result in utilization of shares at a higher rate.

                              SUMMARY OF THE PLAN

  The Plan is administered solely by the Compensation Committee of the Company's Board of Directors. The Compensation Committee selects the participants and determines the type or types of awards and the number of shares to be optioned or granted to each participant under the Plan. Participants who may be granted awards under the Plan include all officers and key employees of the Company and its subsidiary corporations. All or part of an award may be subject to conditions established by the Committee, which may include continuous service with the Company and its subsidiaries, achievement of specific business objectives and other comparable measurements of performance.

  The types of awards that may be made under the Plan are as follows:

  STOCK AWARDS. The Plan provides for granting restricted stock awards and for making additional awards of opportunity shares in connection with such restricted stock awards. All stock awards are subject to the achievement of performance-related target objectives (Performance Objectives) by the Company and its subsidiaries. The degree to which the Company and its subsidiaries achieve Performance Objectives will serve as the basis for the Compensation Committee's determination of the portion of shares covered by a restricted stock award which will become vested by reason of the lapse of restrictions and the amount of additional opportunity shares, if any, relating to such restricted stock award which will be awarded. It is anticipated that these restrictions will lapse and that opportunity shares will be granted as follows: (1) a threshold (minimum) level of achievement will result in 50% of the restricted shares being vested but no opportunity shares will vest; (2) a target level of achievement will result in 100% of the restricted shares being vested but no opportunity shares will vest; and (3) a maximum level of achievement will result in both 100% of the restricted shares and 100% of the opportunity shares being vested. A minimum, or threshold, level of achievement must be accomplished before any vesting of restricted shares will occur. For achievement between any two levels, restricted shares or opportunity shares, as applicable, will vest on a pro rata basis.

  The Compensation Committee will establish Performance Objectives for a specified period of not less than one year nor more than six years (Performance Cycle). Under the Plan Amendment, the criteria by which the Company's performance will be measured for the purpose of awarding restricted stock and opportunity shares after May 9, 1997 shall be based upon targets established by the Committee with respect to one or more of the following financial factors: earnings per share growth, total return ranking among the group of companies included in the S&P Electric Companies Index, and cash return on capitalization ranking among the group of companies included in the S&P Electric Companies Index. Restricted stock awards and the allocation of opportunity shares which may be awarded in connection with such restricted stock awards will be made not later than 90 days after the beginning of a Performance Cycle, but may, in the Compensation Committee's discretion, be made from time to time during a Performance Cycle to an officer or key employee hired or promoted after the commencement of the Performance Cycle. No key employee may receive a restricted stock award (including an award of opportunity shares) during any calendar year for a number of shares in excess of 50,000 shares.

  The grant of a restricted stock award may be implemented by (1) credit to a bookkeeping account maintained by the Company evidencing the accrual to a key employee of unsecured and unfunded rights to shares of Common Stock or (2) delivery of certificates for shares of Common Stock to the key employee, who must execute appropriate stock powers in blank and return the certificates and stock powers to the Company to be held in escrow for future delivery in accordance with the terms of the restricted stock award.

  No key employee granted a restricted stock award implemented by credit to a Company bookkeeping account shall have any rights as a shareholder by virtue of such grant until shares are actually issued or delivered to such key employee. The grant of such stock award may provide that the key employee shall be entitled to receive an amount equivalent to any dividend payable with respect to the number of shares which, as of the record date for which dividends are payable, have been credited but not delivered to such key employee. As provided in the grant, such dividend equivalents may be (1) paid at such time or times as dividends are paid on shares of Common Stock during the period when such shares are as yet undelivered, (2) paid at the time the shares to which the dividend equivalents apply are delivered or (3) reflected by the credit of additional full or fractional shares in an amount equal to the amount of such dividend equivalents divided by the fair market value of a full share of Common Stock on the date of payment of the dividend on which the dividend equivalent is based. Any arrangement for the payment or credit of dividend equivalents will terminate if and to the extent that the right to receive shares of Common Stock pursuant to the terms of the restricted stock award terminates or lapses.

  A key employee granted a restricted stock award that is implemented by issuance of a stock certificate will have, at the time of such grant, all of the benefits of ownership in respect of such shares, including the right to receive dividends thereon and to vote such shares, subject to the restrictions set forth in the Plan and in the instrument evidencing the grant of such restricted stock award. Such shares, however, will be held in escrow and, until the restrictions set forth in the Plan have lapsed, (1) may not be sold or otherwise disposed of, and (2) are required to be returned to the Company to the extent that the Compensation Committee determines that the Company did not achieve the Performance Objectives established for the Performance Cycle with respect to which the shares were awarded, or if the employment of the key employee to whom the restricted stock award has been granted is terminated for any reason other than a reason which causes such restrictions to lapse (as hereinafter described). Additional restrictions may be imposed by the Compensation Committee on individual restricted stock awards, which restrictions will lapse as to all or a portion of the shares covered by a restricted stock award (and additional opportunity shares may be awarded), as more fully described in the Plan, (1) if the Compensation Committee determines that the Performance Objectives established for the Performance Cycle with respect to which the shares were awarded have been achieved or (2) upon the key employee's death, long-term disability or retirement on or after age 60 or if such key employee's employment is terminated by the Company without cause. In addition, upon a change in control of the Company (as defined in the Plan), the Company shall pay cash to each key employee to whom a restricted stock award has been made (and with respect to which the restrictions have not previously lapsed) in an amount equal to the number of shares granted pursuant to such restricted stock awards and all related opportunity shares times the fair market value of the Common Stock on the date of the change in control.

  RELATED TAX PAYMENTS. Each key employee who has received shares pursuant to a restricted stock award with respect to which all of the restrictions set forth in the Plan have lapsed or pursuant to an award of opportunity shares related to such restricted stock award may also receive from the Company a cash payment in an amount, if any, determined by the Compensation Committee, not to exceed that amount sufficient to pay such key employee's tax liability (assuming the highest rates of tax applicable to any individual taxpayer in the year in which such payment is made) with respect to (1) such shares and
(2) such cash payment.

  STOCK OPTIONS AND SARS. In addition to stock awards, the Plan provides for granting (1) incentive stock options, (2) nonstatutory stock options and (3) stock appreciation rights (SARs).

  Incentive and nonstatutory stock options may be granted to a key employee either alone or with an attached SAR. The number of shares, the exercise price, the terms and conditions of exercise, whether the option will qualify as an incentive stock option under the Code or a nonqualified stock option, and other terms of grant will be fixed by the Compensation Committee and set forth in an option agreement; provided, that no key employee may receive a stock option grant during any calender year for a number of shares in excess of 50,000 shares. The price payable upon exercise of an option may not be less than the fair market value per share of the Common Stock at the time of the grant, and may be paid either in cash or, with the consent of the Compensation Committee, with shares of Common Stock or a combination thereof.

  An option designed as an incentive stock option is intended to qualify as such under Section 422 of the Code. Thus, the aggregate fair market value, determined at the time of the grant, of the shares with respect to which incentive stock options are exercisable for the first time by an individual during any calendar year may not exceed $100,000. Nonstatutory stock options are not subject to this limitation.

  No stock option may be exercised until at least one year after the date of the grant, except that this restriction shall cease to apply upon and simultaneously with a change in control of the Company (as defined in the Plan). No option may be outstanding for more than ten years after its grant.

  If an SAR is granted together with a stock option, such a right will entitle the holder to receive upon exercise of the SAR cash or, at the election of the Compensation Committee, shares of Common Stock or a combination thereof in an amount equal to the difference between the option exercise price and the market value (on the date of grant) of the shares of Common Stock subject to such option. The exercise of an SAR shall be in lieu of the exercise of the related stock option. SARs generally may be exercised only at such times and to the extent the options to which they relate are exercisable.

  Stock options and SARs are nontransferable other than by will or the laws of descent and distribution. The legal representatives of a deceased key employee may exercise a stock option or the attached SAR, to the extent it is exercisable on the date of death, within three years after the death of the key employee. A stock option and any attached SAR may be exercised, to the extent it is exercisable on the date of the event, within 90 days, in the case of an incentive stock option, and three years in the case of a nonstatutory stock option, following early retirement, disability or termination of employment of the key employee; provided, however, that a stock option and any attached SAR will terminate on the date of discharge of such key employee if the Compensation Committee determines in its discretion that it is not in the best interests of the Company that the right of such discharged key employee to exercise the stock option or attached SAR continue. All stock options and any attached SARs become fully exercisable and may be exercised within 90 days, in the case of an incentive stock option, and three years, in the case of a nonstatutory stock option, following retirement on or after age 65.

  The number and kind of shares covered by the Plan and by outstanding options under the Plan are subject to adjustment in the event of any reorganization, recapitalization, reclassification or other changes in the capital stock or increase or decrease in the number of outstanding shares of Common Stock.

  AMENDMENT AND TERMINATION. The Plan may be amended, modified, suspended or terminated by the Board of Directors. No amendment shall be effective prior to approval of the shareholders to the extent such approval is then required pursuant to Rule 16b-3 under the Securities Exchange Act of 1934 in order to preserve the applicability of any exemption provided by such rule to any stock incentive then outstanding (unless the holder consents) or to the extent shareholder approval is otherwise required by applicable legal requirements. The Board of Directors may terminate the Plan as of any date specified in a resolution adopted by the Board for that purpose. If not earlier terminated, the Plan shall terminate on February 2, 2003. No stock incentives may be granted after the Plan has terminated.

  FEDERAL INCOME TAX CONSEQUENCES RELATING TO OPTIONS AND SARS. Some of the options issuable under the Plan may constitute incentive stock options within the meaning of Section 422 of the Code, while other options granted under the Plan may be non-qualified stock options. The Code provides for tax treatment of stock options qualifying as incentive stock options which may be more favorable to employees than the tax treatment accorded non-qualified stock options. Generally, upon the exercise of an incentive stock option, the optionee will recognize no income for U.S. federal income tax purposes. The difference between the exercise price of the incentive stock option and the fair market value of the stock at the time of exercise is an item of tax preference that may require payment of an alternative minimum tax. On the sale of shares acquired by exercise of an incentive stock option (assuming that the sale does not occur within two years of the date of grant of the option or within one year from the date of exercise), any gain will be taxed to the optionee as long-term capital gain. In contrast, upon the exercise of a non-qualified option, the optionee recognizes taxable income (subject to withholding) in an amount equal to the difference between the then-fair market value of the shares on the date of exercise and the exercise price. Upon any sale of such shares by the optionee, any difference between the sale price and the fair market value of the shares on the date of exercise of the non-qualified option will be treated generally as capital gain or loss. No deduction is available to the Company upon the grant or exercise of an incentive stock option (although a deduction may be available if the employee sells the shares so purchased before the applicable holding period expires), whereas upon exercise of a non-qualified stock option, the Company is entitled to a deduction in an amount equal to the income recognized by the employee. Except with respect to death or disability of an optionee, an optionee has 90 days after termination of employment in which to exercise an incentive stock option and retain favorable tax treatment at exercise. An option exercised more than 90 days after an optionee's termination of employment other than upon death or disability of an optionee cannot qualify for the tax treatment accorded incentive stock options. Such option would be treated as a non-qualified stock option instead. The amount of any cash or the fair market value of any stock received by the holder upon the exercise of SARs under the Plan will be subject to ordinary income tax in the year of receipt, and the Company will be entitled to a deduction for such amount.

  A participant's tax basis in shares purchased under the Plan is equal to the sum of the price paid for the shares, if any, and the amount of ordinary income recognized by the participant on the transfer of the shares. The participant's holding period for the shares begins immediately after the transfer of the shares. If a participant sells shares, any difference between the amount realized in the sale and the participant's tax basis in the shares is taxed as long- or short-term capital gain or loss (provided the shares are held as a capital asset on the date of sale), depending on the participant's holding period for the shares.

  Based on the provisions of the Plan, the Company expects that options and SARs under the Plan will comply with the requirements of Section 162(m) of the Code.

                                REQUISITE VOTE

  The vote required for approval of the Plan Amendment is the affirmative vote of a majority of the shares of Common Stock voted for or against the matter. In addition, approval of the Plan Amendment requires that the total votes cast on the matter exceed 50% of the shares of Common Stock outstanding and entitled to vote. If the requisite vote is not obtained, the amendment will not become effective.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE PLAN AMENDMENT.

      RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS AND AUDITORS

  The Board of Directors, upon the recommendation of the Audit Committee, has appointed Deloitte & Touche LLP as independent accountants and auditors to conduct the annual audit of the Company's accounts for the year 1997. Deloitte & Touche LLP (and their predecessors) have served as independent accountants and auditors for the Company and HL&P since 1932. Approval of Item 3 requires the affirmative vote of a majority of shares of Common Stock voted for or against the matter. If ratification of the appointment is not approved, the Board will reconsider the appointment.

  Representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire. They will be available to respond to appropriate questions from shareholders at the Annual Meeting.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT ACCOUNTANTS AND AUDITORS.

                                 OTHER MATTERS

  The Board of Directors does not intend to bring any other matters before the Annual Meeting and has not been informed that any other matters are to be properly presented to the Annual Meeting by others. In the event that other matters properly come before the Annual Meeting or any adjournments thereof, it is intended that the persons named in the accompanying proxy will vote pursuant to the proxy in accordance with their best judgment on such matters.

         SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING OF SHAREHOLDERS

  Any shareholder who intends to present a proposal at the 1998 annual meeting of shareholders must file such proposal with the Company by December 1, 1997 for possible inclusion in the Company's proxy statement and form of proxy relating to that meeting.

         DIRECTOR NOMINATIONS FOR 1998 ANNUAL MEETING OF SHAREHOLDERS

  The Company's Bylaws provide for shareholder nominations for the election of directors, subject to certain procedural requirements. The requirements include, among other things, the timely delivery to the Company's Corporate Secretary of (i) notice of the nomination; (ii) evidence of the shareholder's status as such and the number of shares beneficially owned; and (iii) a list of the persons (if any) with whom the shareholder is acting in concert and the number of shares such persons beneficially own. The Bylaws also provide that, to be timely in connection with an annual meeting of shareholders, a shareholder's notice shall be delivered to or mailed and received at the principal executive offices of the Company not less than 90 days nor more than 180 days prior to the date on which the immediately preceding year's annual meeting of shareholders was held. For the 1998 annual meeting, therefore, nominations must be received no later than February 9, 1998 nor earlier than November 10, 1997. The Bylaws further provide that a shareholder wishing to make a nomination must submit information concerning the nominee such as would be required by a proxy statement. The Bylaws provide that failure to follow the required procedures renders the person ineligible for nomination at the meeting at which such person is proposed to be nominated. Compliance with the procedures does not require the Company to include the proposed nominee in the Company's proxy solicitation material. A copy of the Bylaws setting forth the requirements for the nomination of director candidates by shareholders may be obtained by writing Mr. Hugh Rice Kelly, Corporate Secretary, at the Company's address shown above.

                         ANNUAL REPORT TO SHAREHOLDERS

  The Summary Annual Report to Shareholders, together with the enclosed Appendix A--1996 Financial Statements, which contains the Company's consolidated financial statements for the year ended December 31, 1996, accompany the proxy material being mailed to all shareholders. The Summary Annual Report is not a part of the proxy solicitation material.

                                           By Order of the Board of Directors,

                                                          LOGO
                                                   /S/ DON D. JORDAN
                                                      CHAIRMAN AND
                                                 CHIEF EXECUTIVE OFFICER

March 31, 1997

                                                                      EXHIBIT A

                     1994 HOUSTON INDUSTRIES INCORPORATED
                     LONG-TERM INCENTIVE COMPENSATION PLAN

                              PROPOSED AMENDMENT

  1. Section 2.1(c) of the Plan is hereby amended in its entirety to read as follows:

  "(c) "Committee' means the Compensation Committee or such other committee appointed by the Board to administer this Plan pursuant to Article XI."

  2. The first two sentences of Section 3.2 of the Plan are hereby amended to read as follows:

    "The aggregate number of shares of Common Stock which may be issued under this Plan shall not exceed Eight Million (8,000,000) shares, subject to adjustment as hereinafter provided. All or any part of such Eight Million shares may be issued pursuant to Stock Awards."

  3. Section 3.2 of the Plan is hereby further amended by adding the following paragraph to the end thereof:

    "Notwithstanding anything herein to the contrary, no Key Employee may be granted, during any calendar year, (i) Options (including Stock Appreciation Rights) covering, in the aggregate, more than 50,000 shares of Common Stock authorized under the Plan or (ii) Restricted Stock Awards (including "opportunity shares') covering, in the aggregate, more than 50,000 shares of Common Stock authorized under the Plan, in each case subject to adjustment in the same manner provided in Section 13.3."

  4. The last sentence of Section 5.1(a) of the Plan is hereby amended to read as follows:

    "Restricted Stock Awards and the allocation of "opportunity shares' related to such Restricted Stock Awards shall be made not later than 90 days following the commencement of a Performance Cycle; provided, however, the Committee shall retain discretion to name as a Key Employee to whom a Stock Incentive shall be granted an Employee hired or promoted after the commencement of the Performance Cycle."

  5. Section 5.2 of the Plan is hereby amended in its entirety to read as follows:

    "5.2 Performance Objectives: Each Restricted Stock Award shall be subject to the achievement of Performance Objectives by the Company during the Performance Cycle with respect to which the Restricted Stock Award is made. The Committee shall specify in writing the Performance Objectives which are to apply for that Performance Cycle prior to the earlier of (i) 90 days after the commencement of the Performance Cycle or (ii) the elapse of 25% of the Performance Cycle, and in any event, while the outcome is substantially uncertain. Performance Objectives may vary among Key Employees and from Performance Cycle to Performance Cycle; provided, however, that the Performance Objectives established in connection with a Restricted Stock Award made after May 9, 1997, shall be based upon targets established by the Committee with respect to one or more of the following financial factors: earnings per share growth, total return ranking among the group of companies included in the S&P Electric Companies Index, and cash return on capitalization ranking among the group of companies included in the S&P Electric Companies Index. The degree to which the Company achieves such Performance Objectives shall serve as the basis for the Committee's determination of the portion of a Key Employee's Restricted Stock Award which shall become vested by reason of the lapse of the restrictions set forth in Article VI and the number of "opportunity shares,' if any, which shall be awarded.

    The Committee will certify in writing, prior to payment of the Stock Awards, that the applicable Performance Objectives and any other material terms were satisfied. The Committee in its sole discretion may decrease a Stock Award, but in no event shall the Committee have discretion to increase a Stock Award in a manner such that the Award would fail to meet the exception for qualified performance-based compensation under Code
  Section 162(m). In interpreting Plan provisions applicable to Performance Objectives and Stock Awards, it is the intent of the Plan to conform with the standards of Code Section 162(m) applicable to qualified performance-based compensation, and the Committee in establishing such goals and interpreting the Plan shall be guided by such provisions."

  6. The first sentence of Section 11.1 of the Plan is hereby amended to read as follows and the second sentence of such Section is deleted:

    "This Plan shall be administered solely by the Compensation Committee of the Board of Directors or such other committee of the Board as the Board shall designate to administer the Plan."

                                      LOGO
[LOGO OF HOUSTON INDUSTRIES APPEARS HERE]

                        HOUSTON INDUSTRIES INCORPORATED
                             PROXY - COMMON STOCK
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints D. D. Jordan, R. Steve Letbetter and Lee W. Hogan, and each of them as proxies, with full power of substitution, to vote as designated on the reverse side, all shares of common stock held by the undersigned at the annual meeting of shareholders of Houston Industries Incorporated to be held May 9, 1997, at 9 AM (CDT) in the Auditorium of Houston Industries Plaza, 1111 Louisiana Street, Houston, Texas, or any adjournments thereof, and with discretionary authority to vote on all other matters that may properly come before the meeting.

                                          IF YOU WISH TO VOTE IN ACCORDANCE WITH
                                          THE RECOMMENDATIONS OF THE BOARD OF
                                          DIRECTORS, YOU MAY JUST SIGN AND DATE
                                          BELOW AND MAIL IN THE POSTAGE-PAID
                                          ENVELOPE PROVIDED. SPECIFIC CHOICES
                                          MAY BE MADE ON THE REVERSE SIDE. IN
                                          THE ABSENCE OF INSTRUCTIONS TO THE
                                          CONTRARY, THE SHARES REPRESENTED WILL
                                          BE VOTED IN ACCORDANCE WITH THE
                                          BOARD'S RECOMMENDATION.

                                          DATE: __________________________, 1997

                                          SIGNATURE: ___________________________
                                          NOTE: PLEASE SIGN EXACTLY AS NAME(S)
                                          APPEARS HEREON. JOINT OWNERS SHOULD
                                          EACH SIGN. WHEN SIGNING AS ATTORNEY,
                                          EXECUTOR, ADMINISTRATOR, TRUSTEE OR
                                          GUARDIAN, PLEASE GIVE FULL TITLE.
                                          DO YOU PLAN TO ATTEND THE ANNUAL
                                          MEETING? __________

                        HOUSTON INDUSTRIES INCORPORATED
                               PROXY (CONTINUED)
                      1997 ANNUAL MEETING OF SHAREHOLDERS

The nominees for Class I directors are Robert J. Cruikshank, Linnet F. Deily, Lee W. Hogan, T. Milton Honea and Alexander F. Schilt. Their terms will expire in 2000. Your Board of Directors recommends that you vote FOR all nominees for director, FOR amendment of the 1994 Long-Term Incentive Compensation Plan and FOR the appointment of Deloitte & Touche as independent accountants and auditors for 1997. To withhold authority to vote for any individual nominee, please write that nominee's name in the space provided below.

                                WITH-  FOR ALL
                          FOR   HOLD   EXCEPT                                      FOR   AGAINST  ABSTAIN
1.  Election of nominees  [ ]    [ ]    [ ]       2. Amendment of 1994 Long-Term  [ ]     [ ]      [ ]
    for director in                                  Incentive Compensation Plan
    Class I

    Exceptions: ______________________________    3.  Appoint Deloitte & Touche
    __________________________________________        as independent accountants
    __________________________________________        and auditors for 1997

                             DETACH AND MAIL CARD